Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Legg Mason Partners Investment Trust of our report dated March 21, 2023, relating to the financial statements and financial highlights, which appears in Franklin Multi-Asset Conservative Growth Fund’s, Franklin Multi-Asset Defensive Growth Fund’s, Franklin Multi-Asset Growth Fund’s and Franklin Multi-Asset Moderate Growth Fund’s Annual Report on Form N-CSR for the year ended January 31, 2023. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland
May 19, 2023